Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Satcon Technology Corporation and its subsidiaries of our report dated March 15, 2011, relating to our audit of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Satcon Technology Corporation for the year ended December 31, 2010.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

July 18, 2011